Exhibit 99.1

MasterCraft Boat Holdings, Inc. Reports Fiscal 2019 Third Quarter Results

Company Delivers Strong Top- and Bottom-line Gains

VONORE, Tenn. – May 9, 2019 – MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) (the “Company” or “MasterCraft Boat Holdings”), a leading innovator, designer, manufacturer and marketer of recreational powerboats through its three wholly-owned subsidiaries, MasterCraft Boat Company, LLC (“MasterCraft”), NauticStar, LLC (“NauticStar”), and Crest Marine LLC (“Crest”), today announced financial results for its fiscal 2019 third quarter ended March 31, 2019.

Highlights:

•	Fiscal third quarter results include financial results from the Crest acquisition that closed on October 1, 2018.
•	Net sales for the third quarter increased to $128.4 million, up 36.9 percent from $93.8 million in the prior-year period.
•	Third quarter gross profit rose to $31.4 million, up 28.6 percent from $24.4 million in the prior-year period.
•	Net income totaled $12.8 million for the fiscal 2019 third quarter, a gain of $1.3 million, or 11.4 percent, from the prior-year period.
•	Diluted earnings per share increased in the fiscal 2019 third quarter by $0.07, up 11.5 percent, to $0.68, from the prior-year period.
•	Adjusted EBITDA, a non-GAAP measure, grew 25.0 percent to $21.9 million from $17.5 million in the prior-year period.
•	Fully diluted Adjusted Net Income per share, a non-GAAP measure, grew $0.19, or 32.2 percent, in the third quarter of fiscal 2019, to $0.78, up from $0.59 in the prior-year period.
•	Year-to-date the company made debt payments of $29.0 million, enabled by its strong cash generation.

Terry McNew, President and Chief Executive Officer, commented, “We delivered strong financial results in our fiscal third quarter, once again achieving record levels of net sales and profitability. We continue to see strong retail and wholesale momentum in our core MasterCraft brand driven by our strong product portfolio and the underlying strength in the broader performance sport boat segment. The integration of our newest brand, Crest, is ahead of plan and we are seeing the benefits of our industry-leading operational excellence through increased capacity and enhanced working capital efficiencies. Importantly, this additional capacity to support future long-term growth at Crest has come with virtually no capital expenditures.

“At NauticStar, we saw continued financial improvements this quarter, with a sequential increase in gross margins compared to our fiscal second quarter. Our product development strategy of pivoting NauticStar’s portfolio to higher-margin, larger product continues to be a primary focus, and is validated by the current softness in retail demand being experienced across the mid-line, smaller product category. We will more fully realize the financial benefits from this strategy as these larger products become a larger percentage of our mix over the next several years.”

McNew continued, “Throughout our fiscal third quarter, we saw retail activity slowly gain momentum and we remain comfortable with inventory levels across all our brands, despite challenging domestic weather conditions and their impact on retail demand coming out of the boat shows. We believe the upcoming retail season will be solid, driven by the resilience of the U.S. economy, the strength of our product portfolio and premier dealer partners.

“As we look to close out fiscal 2019, our focus will be on continuing to leverage our strengths in operational excellence and financial management to further improve output, quality, margins and cash flow across all of our brands, and enter fiscal 2020 well positioned to continue our rapid growth with the addition of Aviara to our powerful brand portfolio.”

Third-Quarter Results

Total net sales for the fiscal third quarter were $128.4 million, reflecting an increase of $34.6 million, or 36.9 percent, compared to $93.8 million for the prior-year period. The Crest acquisition added $27.3 million of net sales in the third quarter. MasterCraft’s net sales increased 14.7 percent, or $10.2 million, driven by an 8.0 percent increase in unit volume, favorable product mix, a reduction in retail rebate expense due to strong year-to-date retail performance and the timing impact from the new revenue recognition standard adopted beginning in fiscal year 2019.  MasterCraft’s unit volume increased despite one week of production being shifted from the fiscal third quarter into the fiscal second quarter due to the timing of the planned, annual holiday shutdown. The increase in net sales was partially offset by higher sales discounts given to Canadian and European dealers impacted by the retaliatory import tariffs.

Said McNew, “We are pleased with the recent announcement that the retaliatory tariffs in Canada have been rescinded, and we look forward to a resolution of the European retaliatory tariffs that continue to affect the powerboat industry. As we’ve previously disclosed, our strategic decision to partially offset the import tariff for our Canadian and European dealers continues to provide us with a competitive advantage in the marketplace, and demonstrates the commitment we’ve made to drive our dealers to long-term success.”

NauticStar’s net sales decreased 11.8 percent, or $2.9 million, to $21.7 million due to lower wholesale units driven by a slowdown in the retail demand for NauticStar’s small boats, partially offset by favorable model mix as the organization introduces larger models at higher price points.

Fiscal third quarter gross profit increased $7.0 million, or 28.6 percent, to $31.4 million compared to $24.4 million for the prior-year period. The inclusion of Crest accounted for $4.7 million of the increase, while MasterCraft contributed $3.8 million. NauticStar’s gross profit declined $1.5 million. On a consolidated basis, gross margin decreased to 24.4 percent for the fiscal third quarter compared to 26.0 percent for the prior-year period. The decrease was primarily due to the dilutive effect from the inclusion of Crest. Excluding the impact of Crest, gross margin increased year-over-year to 26.4 percent from 26.0 percent driven by growth in higher margin MasterCraft unit sales, lower retail sales incentives due to strong year-to-date retail performance and the timing impact from the new revenue recognition standard, favorable product mix, and price increases at both MasterCraft and NauticStar. The increase was partially offset by the strategic decision to offset a portion of the retaliatory import tariffs impacting our Canadian and European dealers.

Operating expenses for the fiscal third quarter increased $3.7 million, or 40.4 percent, to $12.9 million compared to $9.2 million for the prior-year period. This increase was mainly due to the inclusion of Crest and start-up costs associated with our new Aviara brand. Excluding the Aviara brand start-up costs of $0.9 million and $0.3 million for the three months ended March 31, 2019 and April 1, 2018, respectively, operating expenses as a percentage of net sales decreased for the third quarter compared to the prior-year third quarter.

Third quarter net income totaled $12.8 million, versus $11.5 million for the year-earlier period principally driven by the inclusion of Crest. Adjusted Net Income of $14.6 million, or $0.78 per share, on a fully diluted, weighted average share count of 18.8 million shares, was computed using the company’s estimated annual effective tax rate of approximately 22.5 percent versus 29.0 percent in the prior period. This compares to Adjusted Net Income of $11.1 million, or $0.59 per fully diluted share, in the prior-year period.

Adjusted EBITDA was $21.9 million for the fiscal third quarter, compared to $17.5 million in the prior-year period. Adjusted EBITDA margin was 17.0 percent, down from 18.7 percent in the fiscal 2018 third quarter principally due to the inclusion of Crest.

See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Net Income to the most directly comparable financial measures presented in accordance with GAAP.

Fiscal 2019 Outlook

Said McNew, “Our year-to-date performance gives us confidence in our ability to deliver a strong finish to fiscal 2019. We will be prudent in managing all our brands during the all-important April, May and June selling season. Our goal is to maintain healthy dealer inventory levels through the end of fiscal 2019 to ensure we are well positioned to execute on the strong growth initiatives we have planned for fiscal 2020. With that in mind, we are reaffirming our previously provided full year fiscal 2019 guidance.”

The Company reaffirmed its fiscal 2019 outlook as follows:

▪	Net Sales - low 40 percent net sales growth over fiscal 2018, driven by a higher contribution from the Crest acquisition.
▪	Adjusted EBITDA margins - mid-to-high 16 percent range, reflecting the inclusion of Crest, which is dilutive to margins.
▪	Adjusted earnings per share - growth in the low 30 percent range.

This guidance is adjusted for non-GAAP measures, including acquisition-related expenses, acquisition-related intangible amortization and a 22.5 percent estimated annual effective tax rate (see “Non-GAAP Measures” below for more detail).

Concluded McNew, “Regarding our new Aviara brand, we could not have been more pleased by the reception and feedback we received from our exclusive dealer partner, MarineMax, retail customers and industry experts about the AV 32 models debuted at the Miami Boat Show in February. Aviara’s financial results will be reported in our MasterCraft reporting segment starting in fiscal 2020 given Aviara will be manufactured out of the same award-winning facility, utilizing the same dedicated employees and proven management team as MasterCraft. Given our track-record of operational excellence, and experience building larger product in the outboard and sterndrive luxury day boat market, we believe this new brand will generate strong returns on investment and drive incremental free cash flow for many years to come.

“Our preliminary expectation for Aviara’s net sales contribution in our fiscal 2020 is $10 – 15 million, with additional runway in future years as we recognize the full benefit of future models to be released at the Ft. Lauderdale Boat Show in late calendar 2019. Importantly, Aviara is expected to be slightly accretive to our MasterCraft reporting segment gross margin profile. As is our normal cadence, we will provide full, consolidated fiscal 2020 guidance on our fourth quarter earnings call later this year.”

Conference Call and Webcast Information

MasterCraft Boat Holdings, Inc. will host a live conference call and webcast to discuss fiscal third quarter results today, May 9, 2019, at 10:00 a.m. ET. To access the call, dial (800) 219-6861 (domestic) or (574) 990-1024 (international) and provide the operator with the conference ID 2894555. Please dial in at least 10 minutes prior to the call. To access the live webcast, go to the investor section of the company’s website, www.mastercraft.com, on the day of the conference call and click on the webcast icon.

For an audio replay of the conference call, dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and enter audience passcode 2894555. The audio replay will be available beginning at 12 p.m. ET on Thursday, May 9, 2019, through 11:59 p.m. ET on Thursday, May 23, 2019.

About MasterCraft Boat Holdings, Inc.

Headquartered in Vonore, Tenn., MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) is a leading innovator, designer, manufacturer and marketer of recreational powerboats through its four brands, MasterCraft, NauticStar, Crest and Aviara. Through these four brands, MasterCraft Boat Holdings has leading market share positions in three of the fastest growing segments of the powerboat industry – performance sport boats, outboard saltwater fishing and pontoon boats – while entering the large, growing luxury day boat segment. For more information about MasterCraft Boat Holdings, and its four brands, visit: Investors.MasterCraft.com, www.MasterCraft.com, www.NauticStarBoats.com, www.CrestPontoonBoats.com, and www.AviaraBoats.com.

Forward-Looking Statements

This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can often be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and include statements in this press release concerning an exciting pipeline of launches; our ability to continue our operating momentum, capture additional market share and deliver continued growth; expectations regarding driving margin expansion, sales increases and organic growth; our fiscal 2019 and fiscal 2020 outlook and key growth initiatives; the impact of the Tax Cuts and Jobs Act; and our anticipated financial performance for fiscal 2019 and fiscal 2020.

Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including general economic conditions, demand for our products, changes in consumer preferences, competition within our industry, our reliance on our network of independent dealers, our ability to manage our manufacturing levels and our large fixed cost base, the successful integration of Crest Marine, LLC into our business, recent changes to U.S. federal income tax law, the overall impact and interpretation of which remain uncertain, and the successful introduction of our new products. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2018, filed with the Securities and Exchange Commission (the “SEC”) on September 7, 2018, in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018, filed with the SEC on November 9, 2018 and our other filings with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements. The discussion of these risks is specifically incorporated by reference into this press release.

Any such forward-looking statements represent management's estimates as of the date of this press release. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue or cause our views to change, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Use of Non-GAAP Financial Measures

To supplement the Company’s condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables immediately following the condensed consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP.

Results of Operations for the Three and Nine Months Ended March 31, 2019

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	March 31, 2019	April 1, 2018	March 31, 2019	April 1, 2018
NET SALES	$128,390	$93,811	$343,572	$237,295
COST OF SALES	97,033	69,429	261,939	174,816
GROSS PROFIT	31,357	24,382	81,633	62,479
OPERATING EXPENSES:
Selling and marketing	5,210	3,560	13,757	9,969
General and administrative	6,696	5,099	20,576	14,388
Amortization of intangible assets	987	524	2,504	1,077
Total operating expenses	12,893	9,183	36,837	25,434
OPERATING INCOME	18,464	15,199	44,796	37,045
OTHER EXPENSE:
Interest expense, net	1,867	897	4,829	2,527
INCOME BEFORE INCOME TAX EXPENSE	16,597	14,302	39,967	34,518
INCOME TAX EXPENSE	3,834	2,848	8,552	8,009
NET INCOME	$12,763	$11,454	$31,415	$26,509

EARNINGS PER COMMON SHARE:
Basic	$0.68	$0.62	$1.68	$1.42
Diluted	$0.68	$0.61	$1.67	$1.42
WEIGHTED AVERAGE SHARES USED FOR COMPUTATION OF:
Basic earnings per share	18,657,719	18,622,083	18,652,289	18,619,006
Diluted earnings per share	18,756,605	18,728,424	18,765,897	18,705,801

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share data)

	March 31,	June 30,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,461	$7,909
Accounts receivable — net of allowances of $272 and $51, respectively	17,669	5,515
Income tax receivable	429	—
Inventories — net	30,000	20,467
Prepaid expenses and other current assets	4,547	3,295
Total current assets	58,106	37,186
Property, plant and equipment — net	30,804	22,265
Intangible assets — net	83,786	51,046
Goodwill	101,760	65,792
Deferred debt issuance costs — net	477	383
Other	256	252
Total assets	$275,189	$176,924
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$20,684	$17,266
Income tax payable	1,213	705
Accrued expenses and other current liabilities	42,337	27,866
Current portion of long-term debt, net of unamortized debt issuance costs	9,495	5,069
Total current liabilities	73,729	50,906
Long-term debt, net of unamortized debt issuance costs	116,422	70,087
Deferred income taxes	551	1,427
Unrecognized tax positions	2,628	1,982
Total liabilities	193,330	124,402
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock, $.01 par value per share — authorized, 100,000,000 shares; issued and outstanding, 18,723,994 shares at March 31, 2019 and 18,682,338 shares at June 30, 2018	187	187
Additional paid-in capital	115,065	114,052
Accumulated deficit	(33,393)	(61,717)
Total stockholders' equity	81,859	52,522
Total liabilities and stockholders' equity	$275,189	$176,924

Supplemental Operating Data

The following table sets forth certain supplemental operating data for the periods indicated:

	Three Months Ended			Nine Months Ended
	March 31,	April 1,	%	March 31,	April 1,	%
	2019	2018	Variance	2019	2018	Variance
	(Unaudited)			(Unaudited)
	(Dollars in thousands)			(Dollars in thousands)
Unit volume:
MasterCraft	868	804	8.0%	2,609	2,254	15.7%
NauticStar	485	628	(22.8)%	1,391	1,154	20.5%
Crest	728	—		1,403	—
MasterCraft sales	$79,431	$69,257	14.7%	$232,062	$192,545	20.5%
NauticStar sales	$21,652	$24,554	(11.8)%	$58,255	$44,750	30.2%
Crest sales	$27,307	$—		$53,255	$—
Consolidated sales	$128,390	$93,811	36.9%	$343,572	$237,295	44.8%
Per Unit:
MasterCraft sales	$92	$86	(7.0)%	$89	$85	4.7%
NauticStar sales	$45	$39	15.4%	$42	$39	7.7%
Crest sales	$38	$—		$38	$—
Consolidated sales	$62	$66	(6.1)%	$64	$70	(8.6)%
Gross margin	24.4%	26.0%		23.8%	26.3%

Non-GAAP Measures

We define EBITDA as earnings before interest expense, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted to eliminate certain non-cash charges and unusual items that we do not consider to be indicative of our ongoing operations, including acquisition related expenses associated with the acquisitions of NauticStar and Crest, our stock-based compensation expense, and start-up costs for our new Aviara brand. We define Adjusted net income as net income adjusted to eliminate certain non-cash charges and unusual items that we do not consider to be indicative of our ongoing operations, such as acquisition expenses associated with the acquisitions of NauticStar and Crest (including intangible amortization associated with the acquisitions, including prior year acquisitions), our stock-based compensation expense, start-up costs for our new Aviara brand and an adjustment for income tax expense at a normalized annual effective tax rate.  We define Adjusted EBITDA margin as Adjusted EBITDA expressed as a percentage of net sales. Adjusted EBITDA, Adjusted net income and Adjusted EBITDA margin are not measures of net income or operating income as determined under GAAP. Adjusted EBITDA and Adjusted net income are not measures of performance in accordance with GAAP and should not be considered as an alternative to net income or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow for management’s discretionary use. We believe that the inclusion of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income is appropriate to provide additional information to investors because securities analysts, noteholders and other investors use these non-GAAP financial measures to assess our operating performance across periods on a consistent basis and to evaluate the relative risk of an investment in our securities. We use Adjusted net income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP alone measures.  We believe Adjusted net income assists our board of directors, management and investors in comparing our net income on a consistent basis from period to period because it removes non-cash and non-recurring items.  Adjusted EBITDA and Adjusted net income have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	Adjusted EBITDA does not reflect our tax expense or any cash requirements to pay income taxes;
•	Adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest payments on our indebtedness; and
•

Adjusted net income and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters we do not consider to be indicative of our ongoing operations, but may nonetheless have a material impact on our results of operations.

In addition, because not all companies use identical calculations, our presentation of Adjusted EBITDA and Adjusted net income may not be comparable to similarly titled measures of other companies, including companies in our industry.

Furthermore, certain non-GAAP financial measures presented have been provided for comparison purposes only and these non-GAAP financial measures may change in the future based on our calculations and forecasts regarding the interpretation of certain recent changes to U.S. federal income tax law and anticipated impacts on our financial results.

The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA margin for the periods indicated:

	Three Months Ended		Nine Months Ended
	March 31, 2019	April 1, 2018	March 31, 2019	April 1, 2018
	(Unaudited)		(Unaudited)
	(Dollars in thousands)		(Dollars in thousands)
Net income	$12,763	$11,454	$31,415	$26,509
Income tax expense	3,834	2,848	8,552	8,009
Interest expense, net	1,867	897	4,829	2,527
Depreciation and amortization	2,091	1,456	5,450	3,665
EBITDA	20,555	16,655	50,246	40,710
Transaction expense(a)	27	247	2,044	1,733
Inventory step-up adjustment – acquisition related	—	—	382	501
New brand start-up costs(b)	937	253	1,700	358
Stock-based compensation	371	353	1,159	881
Adjusted EBITDA	$21,890	$17,508	$55,531	$44,183
Adjusted EBITDA Margin	17.0%	18.7%	16.2%	18.6%

(a)	Represents fees, expenses and integration costs associated with our acquisitions of NauticStar and Crest.
(b)	Represents start-up costs associated with Aviara - a completely new boat brand in a segment of the market neither MasterCraft, NauticStar nor Crest serves.

The following table sets forth a reconciliation of net income as determined in accordance with U.S. GAAP to Adjusted net income for the periods indicated:

	Three Months Ended		Nine Months Ended
	March 31, 2019	April 1, 2018	March 31, 2019	April 1, 2018
	(Unaudited)		(Unaudited)
	(Dollars in thousands, except share and per share amounts)		(Dollars in thousands, except share and per share amounts)
Net income	$12,763	$11,454	$31,415	$26,509
Income tax expense	3,834	2,848	8,552	8,009
Transaction expense(a)	27	247	2,044	1,733
Amortization of acquisition intangibles	960	499	2,423	997
Inventory step-up adjustment – acquisition related	—	—	382	501
New brand start-up costs(b)	937	253	1,700	358
Stock-based compensation	371	353	1,159	881
Adjusted Net Income before income taxes	18,892	15,654	47,675	38,988
Adjusted income tax expense(c)	4,251	4,540	10,727	11,307
Adjusted Net Income	$14,641	$11,114	$36,948	$27,681

Pro-forma Adjusted Net Income per common share
Basic	0.78	0.60	1.98	1.49
Diluted	0.78	0.59	1.96	1.47
Pro-forma weighted average shares used for the computation of:
Basic Adjusted Net Income per share	18,658,096	18,624,381	18,654,823	18,621,350
Diluted Adjusted Net Income per share(d)	18,849,397	18,803,396	18,860,057	18,797,949

(a)	Represents fees, expenses and integration costs associated with our acquisitions of NauticStar and Crest.
(b)	Represents start-up costs associated with Aviara - a completely new boat brand in a segment of the market neither MasterCraft, NauticStar nor Crest serves.
(c)	Reflects income tax expense at an estimated annual effective income tax rate of 22.5% for the current period and 29% for the prior-year period.
(d)

For the three months ended March 31, 2019, the weighted average shares used for computation of pro-forma diluted earnings per common share gives effect to 65,898 shares of RSAs, 82,878 PSUs and 42,525 shares for the dilutive effect of stock options.

The following table shows the reconciliation of diluted net income per share to diluted Adjusted Net Income per share for the periods presented:

	Three Months Ended		Nine Months Ended
	March 31, 2019	April 1, 2018	March 31, 2019	April 1, 2018
	(Unaudited)		(Unaudited)
Net income per diluted share	$0.68	$0.61	$1.67	$1.42
Impact of adjustments:
Income tax expense	0.20	0.15	0.46	0.43
Transaction expense(a)	—	0.01	0.11	0.09
Amortization of acquisition intangibles	0.05	0.03	0.13	0.05
Inventory step-up adjustment – acquisition related	—	—	0.02	0.03
New brand start-up costs(b)	0.05	0.01	0.09	0.02
Stock-based compensation	0.02	0.02	0.06	0.05
Adjusted Net Income per diluted share before income taxes	1.00	0.83	2.54	2.09
Impact of adjusted income tax expense on net income per diluted share before income taxes(c)	(0.22)	(0.24)	(0.58)	(0.60)
Impact of increased share count(d)	—	—	—	(0.02)
Adjusted Net Income per diluted pro-forma weighted average share	$0.78	$0.59	$1.96	$1.47

(a)	Represents fees, expenses and integration costs associated with our acquisitions of NauticStar and Crest.
(b)	Represents start-up costs associated with Aviara - a completely new boat brand in a segment of the market neither MasterCraft, NauticStar nor Crest serves.
(c)	Reflects income tax expense at an estimated annual effective income tax rate of 22.5% for the current period and 29% for the prior-year period.
(d)	Reflects impact of increased share counts giving effect to the exchange of all RSAs, the vesting of all PSUs and for the dilutive effect of stock options included in outstanding shares.

Investor Contacts:

MasterCraft Boat Holdings, Inc.

George Steinbarger

Vice President, Business Development

(423) 884-7141

George.Steinbarger@mastercraft.com

Padilla

Matt Sullivan

(612) 455-1709

Matt.Sullivan@padillaco.com

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